Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) dated as of April 20, 2026, among VERTICAL AEROSPACE LTD., a Cayman Islands exempted company (the “Company”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”), and Vertical Aerospace Group Ltd (a company incorporated under the laws of England and Wales with company number 12590994), a subsidiary of the Company (the “Subsidiary Guarantor”), under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee and collateral agent have heretofore executed and delivered an indenture (the “Base Indenture”) dated as of December 16, 2021, providing for the issuance by the Company of an original aggregate principal amount of $200,000,000 7.00% / 9.00% Convertible Senior Secured PIK Toggle Notes due 2026 (the “Notes”);

WHEREAS, on December 23, 2024, the Company, the Trustee and Collateral Agent executed and delivered a first supplemental indenture to the Base Indenture (the “First Supplemental Indenture”), amending certain terms of the Base Indenture among other things, to: increase the interest rate applicable to the Notes to 10.00% for cash interest and 12.00% for PIK interest; (ii) extend the maturity date of the Notes to December 15, 2028; and (iii) provide for a fixed conversion price of $2.75 per ordinary share for approximately $130 million principal amount of the Notes and a fixed conversion price of $3.50 per ordinary share for the remainder of the Notes;

WHEREAS, on December 23, 2024 the Company, the Subsidiary Guarantor as guaranteeing subsidiary, the Trustee and Collateral Agent executed and delivered a second supplemental indenture to the Base Indenture (as supplemented by the First Supplemental Indenture) (the “Second Supplemental Indenture” and, collectively with the Base Indenture and the First Supplemental Indenture, the “Indenture”), pursuant to which the Subsidiary Guarantor became a guarantor of the Notes under the Indenture;

WHEREAS, pursuant to Section 8.01 of the Base Indenture, the Company, the Trustee and the Collateral Agent may, subject to certain exceptions, amend or supplement the Indenture and the Notes, or waive any provision of the Indenture and the Notes without the consent of the Holders;

WHEREAS, pursuant to Section 8.02 of the Base Indenture, the Company, the Trustee and the Collateral Agent may, subject to certain exceptions, amend or supplement the Indenture and the Notes, or waive any provision of the Indenture and the Notes with the consent of each affected Holder;

WHEREAS, the Company has obtained the consent of (and the Trustee and the Collateral Agent have been directed by) the Holders of the entire aggregate principal amount of the outstanding Notes to amend the Indenture (including the execution of this Third Supplemental Indenture), enter into a supplemental share charge dated on or around the date of this Third Supplemental Indenture between the Company and the Collateral Agent, as amended, amended and restated, supplemented, modified or replaced from time to time (the “Supplemental Share Charge”) and enter into the supplemental debenture dated on or around the date of this Third Supplemental Indenture, between the Subsidiary Guarantor, as chargor, and the Collateral Agent, as amended, amended and restated, supplemented, modified or replaced from time to time (the “Supplemental Debenture”), as set forth herein; and

WHEREAS, pursuant to Sections 8.01, 8.02 and 8.06 of the Base Indenture, the execution and delivery of this Third Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Third Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein, and have been duly taken by the Company.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.              Capitalized Terms. Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.              Amendments. Subject to Section 3 below:

(a)            Section 3.08(c) shall be deleted and replaced in its entirety as follows:

Indebtedness represented by the (i) Initial Notes (as increased from time to time by PIK Interest), Additional Notes in an amount not to exceed an aggregate principal amount of US$50,000,000 (as increased from time to time by PIK Interest), and any PIK Notes and (ii) the Series A Convertible Preferred Shares;

(b)            Section 3.15(a) shall be deleted and replaced in its entirety as follows:

The Company shall cause (i) any Wholly Owned Subsidiary or (ii) any Restricted Subsidiary, in each case, that (A) generates revenue of US$2,000,000 or more on an unconsolidated basis and (B) accounts for 5% or more of the Company’s consolidated revenue on an unconsolidated basis, in each case to become a Guarantor by executing an amended or supplemental indenture pursuant to Section 8.01(B).

(c)            The definition of “Maturity Date” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

“Maturity Date” means December 15, 2030.

(d)            The definition of “Redemption Multiplier” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

“Redemption Multiplier” means, with respect to any Redemption Date, if such Redemption Date falls:

(i)            on or after April 20, 2026 but prior to the seventh anniversary of the Issue Date, 112.0%;

(ii)            on or after the seventh anniversary of the Issue Date but prior to the eighth anniversary of the Issue Date, 106.0%; or

(iii)            on or after the eighth anniversary of the Issue Date, 100.0%.

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(e)            The definition of “Fundamental Change Redemption Multiplier” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

“Fundamental Change Redemption Multiplier” means, with respect to any Redemption Date, if such Redemption Date falls:

(i)             on or after April 20, 2026 but prior to the seventh anniversary of the Issue Date, 112.0%;

(ii)            on or after the seventh anniversary of the Issue Date but prior to the eighth anniversary of the Issue Date, 106.0%; or

(iii)           on or after the eighth anniversary of the Issue Date, 100.0%.

(f)            The definition of “Series A Convertible Preferred Shares” shall be inserted in Section 1.01 of the Base Indenture immediately after “Security Documents” as follows:

“Series A Convertible Preferred Shares” means the Series A Convertible Preferred Shares of the Company, par value US$0.001 per share, issued under the Certificate of Designations of Series A Convertible Preferred Shares of the Company dated as of April 20, 2026 in an aggregate initial principal amount not to exceed $250,000,000, plus accrued and capitalized dividends thereon.

3.              Effectiveness and Operability.

(a)            The Company represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Section 8.02 of the Indenture) have been satisfied in all respects. Pursuant to Sections 8.02 and 8.06 of the Indenture, the Holders of all of the aggregate principal amount of the Notes outstanding have authorized and directed the Trustee and the Collateral Agent to consent to the amendments set forth in Section 2 hereof and to execute this Third Supplemental Indenture. Pursuant to Section 12.08 of the Indenture and at the direction of the Holders of all of the aggregate principal amount of the Notes outstanding, the Collateral Agent is executing the Supplemental Share Charge and the Supplemental Debenture.

(b)            The Company, the Subsidiary Guarantor, the Trustee and the Collateral Agent are on this date executing this Third Supplemental Indenture.

(c)            The amendments set forth in Section 2 hereof shall become effective in respect of all of the Notes, and the terms of the Indenture and/or the Global Notes shall be deemed amended, supplemented, modified or deleted as provided for in Section 2 immediately upon the execution of this Third Supplemental Indenture by the parties hereto.

(d)            The Supplemental Share Charge and the Supplemental Debenture shall become effective and operative in respect of all the Notes on the date hereof.

4.              Ratification of Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

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5.              Notes. With effect on and from the date hereof, each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as amended by this Third Supplemental Indenture.

6.              New York Law to Govern. THIS THIRD SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.              Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Third Supplemental Indenture as to the other parties hereto will be deemed to be their original signatures for all purposes. The Company and the Subsidiary Guarantor each agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to Trustee and the Collateral Agent, including, without limitation, the risk of the Trustee and the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

8.              Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.              The Trustee and Collateral Agent. In carrying out the Trustee’s and the Collateral Agent’s responsibilities hereunder, each of the Trustee and the Collateral Agent shall have all of the rights, protections, indemnities and immunities which it possesses under the Indenture. The recitals contained herein shall be taken as the statements of the Company and the Guarantors only, and neither the Trustee nor the Collateral Agent assume any responsibility for their correctness. Neither the Trustee nor the Collateral Agent shall be responsible for and neither makes any representation as to (i) the validity or sufficiency of this Third Supplemental Indenture or of the Notes, (ii) the proper authorization hereof by the Company and the Guarantors by action or otherwise, (iii) the due execution hereof by the Company and the Guarantors or (iv) the consequences of any amendment herein provided for.

10.            Enforceability. The Company and the Subsidiary Guarantor each hereby represents and warrants to the Trustee and the Collateral Agent that this Third Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Indenture. For the avoidance of doubt, the Subsidiary Guarantor agrees that the Guarantee shall remain in full force and effect, including with respect to the Additional Notes.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

VERTICAL AEROSPACE LTD.
as Company

By:	/s/ Stuart Simpson
	Name:	Stuart Simpson
	Title:	Chief Executive Officer

[Signature Page to Third Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee and Collateral Agent

By:	/s/ Quinton M. DePompolo
	Name:	Quinton M. DePompolo
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]

For and on behalf of
VERTICAL AEROSPACE GROUP LTD
as Guarantor

By:	/s/ Stuart Simpson
	Name:	Stuart Simpson
	Title:	Chief Executive Officer

[Signature Page to Third Supplemental Indenture]